Exhibit 5.01
                                        23.02

                        LAW OFFICE OF ANDREA CATANEO LTD.
                              81 MEADOWBROOK ROAD
                               RANDOLPH, NJ 07860

                                 (973) 442-9944
                                 (973) 442-9933


January 14, 2003

Board of Directors
Cavalcade of Sports Media, Inc.
12268 Via Latina
Del Mar CA  92914


In re: Cavalcade of Sports Media, Inc.

       Amendment to Registration Statement on Form S-8

       PROFESSIONAL/EMPLOYEE/CONSULTANT STOCK COMPENSATION PLAN
            (formerly Legal Services Contingent Compensation Plan)
                      AS AMENDED 1/13/03


Gentlemen:

We have acted as special counsel to Cavalcade of Sports Media, Inc., a Nevada Corporation, ("the Company") in connection with the preparation of a registration statement to be filed with the Securities and Exchange
Commission on Form S-8/pos (Amended Registration Statement) on or about January 14, 2002, relating to the proposed issuance of up to 2,000,000 (Shares) of the Company's Common Stock, (par value of $0.001 per share) pursuant to the terms of a Professional/Employee/Consultant Stock Compensation Plan for
Cavalcade of Sports Media, Inc. (the "PEC Plan") dated January 13,
2003. In this connection, we have examined such documents, corporate records and other papers as we deemed necessary to examine for the purposes of this opinion.

We have examined the Amended Registration Statement as well as such Corporate records, documents, instruments and certificates of the Company, and Have reviewed such other documents, as we have deemed relevant under the circumstances. In such examination, we have assumed without independent investigation the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals. As to certain questions of fact material to this opinion, we have relied without independent investigation upon statements or certificates of public officials and officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plans, will be legally issued, fully paid and non-assessable.

In connection with this opinion, we have examined the Registration
Statement, the Company's Articles of Incorporation and By-laws, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of Nevada.

We hereby consent to the use of this opinion as an exhibit.

This opinion is conditioned upon the compliance by the Company with all applicable provisions of the Securities Act of 1933, as amended, and such state securities rules, regulations and laws as may be applicable.


Very truly yours,
LAW OFFICE OF ANDREA CATANEO LTD.

/s/ Andrea Cataneo

By: Andrea Cataneo, Esq.